Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave. West
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs (612) 455-1745 / (612) 455-1742	Richard Kramp, President and CEO Brett Reynolds, CFO (651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS 19 PERCENT REVENUE GROWTH FOR FISCAL 2010 SECOND QUARTER
Veritas ® Revenue Up 93 Percent Over Year-Ago Quarter;
Microsurgical Revenue Up 27 Percent
     ST. PAUL, Minn., May 26, 2010 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported record revenue for the second quarter ended April 30, 2010.
     For the 2010 fiscal second quarter, net revenue rose to $17.6 million, a 19 percent increase over $14.8 million in the year-ago period. Net income was $1.2 million, or $0.11 per diluted share, in the fiscal second quarter, versus net income of $2.1 million, or $0.18 per diluted share, in the year-earlier period. As expected, net income was lower than last year, chiefly due to the expansion of the Surgical direct sales force in the second half of 2009 and the incremental operating costs of Synovis Orthopedic and Wound.
     “We are pleased to announce strong second quarter revenues — a direct result of our investment in the expanded Surgical sales force, high demand in the marketplace for our Veritas® products, and our increasingly effective and maturing Microsurgical sales team,” said Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer. Our Surgical sales team is focused on the large opportunities in the hernia and breast reconstruction markets, while our Microsurgical sales professionals continue to demonstrate the benefits of our proven Coupler technology, along with our unique micro clips and instruments, to the microsurgery market.”
     Gross margin for the fiscal second quarter rose to 73 percent, a 1 percentage point gain over the year-ago quarter. The improved gross margin was due primarily to increased sales of higher margin Veritas products and higher average selling prices. SG&A expenses totaled $9.9 million in the second quarter, an increase of $2.9 million from the year-ago quarter, with approximately $1.3 million of the increase due to the
(more)

Synovis Life Technologies
May 26, 2010

company’s investment in a larger direct sales force and $1.5 million due to incremental costs associated with Orthopedic and Wound. Research and development expenses totaled $1.1 million in the second quarter, a 23 percent increase over the year-ago period, due to new investments related to Orthopedic and Wound products and future indications for Veritas. Operating income for the second quarter totaled $1.9 million, compared to operating income of $2.8 million a year earlier.
     In the first half of fiscal 2010, net revenue rose to $32.8 million, up 16 percent from $28.2 million in the first six months of the prior fiscal year. Net income was $1.9 million, or $0.17 per diluted share, compared to $3.7 million, or $0.32 per diluted share, in the first half of fiscal 2009, reflecting the investments made in the Surgical direct sales force and Orthopedic and Wound to sustain near- and long-term growth.
Focus on Value-Added Products Addressing Large Market Opportunities
     Synovis’ expanding biomaterial and device product portfolio includes tissue-based reconstruction and regeneration products, devices for microsurgery, and surgical tools and instruments. Product-related highlights for the second quarter follow.
     Revenue from Synovis’ unique Veritas biomaterial rose to $4.1 million in the second quarter, a 93 percent increase over the comparable period last year. Veritas, an extremely conformable and rapidly integrating reconstructive product, acts as a “scaffold” that is quickly revascularized and repopulated by cells from the patient’s surrounding tissue. Synovis launched Veritas into the domestic ventral hernia repair market in fiscal 2007, the domestic breast reconstruction market in fiscal 2008 and received the CE Mark for the use of Veritas in hernia repair and breast reconstruction in the European Union at the end of fiscal 2009. In the just completed quarter, Veritas sales accounted for 23 percent of total revenue and represented an annualized sales rate of more than $16 million.
     Kramp noted, “Veritas performs exceptionally well, and our sales team is focused on growth opportunities in the expanding breast reconstruction market, as well as hernia repair. Since receiving CE Mark approval, our established distribution network in Europe has been successfully communicating the benefits of Veritas to their surgeon customers. Sales in Europe rose significantly from the first quarter, and we expect momentum to continue there and in the United States. Veritas is becoming a well-established product and recognized name in the reconstructive surgical community.”
     Additional large market opportunities for Synovis are in orthopedics and wound healing. The company’s sales force in the Orthopedic and Wound group grew with the addition of four independent representative groups in the United States during the fiscal second quarter. Sales for Orthopedic and Wound totaled $446,000 for the fiscal second quarter, up 181 percent sequentially from the fiscal 2010 first quarter. Orthopedic and Wound was established in July 2009 with the acquisition of substantially all of the assets of Pegasus Biologics, Inc. Its primary products are the OrthADAPT® Bioimplant for orthopedic applications and
(more)

Synovis Life Technologies
May 26, 2010

Unite® Biomatrix for the wound healing markets. Both products have full regulatory clearance in the United States and Europe.
     Kramp commented, “Orthopedic and Wound sales are growing in pace with our new sales force, which includes eight direct U.S. representatives hired and trained toward the end of the fiscal first quarter, as well as six domestic independent rep groups with whom we have contracted to sell our products. We plan to add more independent rep groups to complete our U.S. coverage over the remainder of this fiscal year. Internationally, we have three distributors on board covering Italy, Germany and Spain, and are looking to complete our European coverage by the end of fiscal 2010. Very importantly, in the fiscal second quarter we hired an experienced sales director to help grow and manage our Orthopedic and Wound sales team. This team is prospecting for new customers and building the trust relationships necessary to gain new business. Additionally, the team is working through the process of contacting pre-acquisition customers, reviewing their experience with the products, re-selling the products where necessary and taking the products through the required new product/new vendor approval committees at hospitals. In turn, we’re developing our Orthopedic and Wound customer base and putting in place the elements to drive this group’s sales in the coming quarters.”
     Second quarter revenue from Microsurgical products totaled $2.7 million, a 27 percent increase over the same period last year, and a quarterly sales record for the micro group. The primary Microsurgical product is the Coupler, which facilitates connecting extremely small blood vessels in about one-fifth of the time required by hand suturing and with exceptional patency results. The Coupler is ideal for use in breast reconstruction in cancer patients, as well as in several applications in hand, head and neck reconstructive surgery.
     Kramp said, “After expanding this specialized sales force a year ago, our micro sales professionals are now well established and productive. Microsurgical revenue growth is a direct reflection of this investment. After receiving FDA marketing clearance for the Flow Coupler® early in the fiscal second quarter, we commenced a limited release of the Flow Coupler for initial user evaluation. Feedback from this limited release has been favorable and instructive as we refine our planned sales approach. Full market release of the Flow Coupler began on the first day of the fiscal third quarter. The Flow Coupler more than doubles the revenue potential of the Coupler and offers significant improvement over current practices to verify blood flow by combining Doppler technology with our existing Coupler technology.”
     Peri-Strips Dry®, or PSD, product sales totaled $4.6 million in the second quarter, down 7 percent from the year-ago period. “The decline in PSD revenue was due to the impact of increased competition in the buttress market compared to the year-ago period,” commented Kramp. “Covidien, one of the two major stapler manufacturers, introduced a competing buttress product in the middle of fiscal 2009, and as a result, sales of PSD which adhere to Covidien staplers have decreased from the year-ago period primarily due to aggressive pricing and expanded trialing of the new product. Sales of PSD for non-Covidien staplers continue to increase
(more)

Synovis Life Technologies
May 26, 2010

in both the domestic and international markets. We completed our Peri-Strips competitive research studies in the fiscal second quarter, and are investigating the most effective and meaningful way to make this data available to our surgeon customers: peer-reviewed journal publication, podium presentation or white paper conveyed through our sales force. We expect this scientific information will aid surgeons in making their decisions regarding buttress selection.” PSD is a bovine pericardium-based staple-line buttress used primarily to prevent bleeding and leakage of gastric fluids in bariatric procedures to treat obesity. Peri-Strips products have an excellent performance record resulting in an exceptionally low adverse event rate.
     Sales of the Tissue-Guard line of products for vascular, thoracic and neuro applications totaled $4.3 million in the quarter, a 4 percent increase over the year-ago period. The Tissue-Guard line includes well-established, value-added products that have helped nearly 900,000 patients since the early 1990s.
Balance Sheet and Cash Flow
     Synovis had $59.3 million in cash and investments as of April 30, 2010, up from $56.5 million at the end of the first quarter of fiscal 2010. Operating activities provided cash of approximately $2.5 million in the second quarter of fiscal 2010 and proceeds related to stock-based compensation plans provided cash of approximately $1.0 million in the quarter. Non-cash stock-based compensation expense was $374,000 in the fiscal second quarter ($0.02 per diluted share after-tax), versus $246,000 ($0.02 per diluted share after-tax) in the year-ago period. Depreciation and amortization of property, equipment and intangibles totaled $547,000 in the second quarter, versus $315,000 a year ago, with the increase primarily due to amortization of the acquired assets of Synovis Orthopedic and Wound.
Conference Call and Webcast
     Synovis Life Technologies will host a live webcast of its fiscal second-quarter conference call today, May 26, at 10 a.m. CT to discuss the company’s results. To access the live webcast, go to the investor information section of the company’s website, www.synovislife.com, and click on the webcast icon. A webcast replay will be available beginning at noon CT, Wednesday, May 26.
     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 64898300. The audio replay will be available beginning at 1 p.m. CT on Wednesday, May 26, through 6 p.m. CT on Wednesday, June 2.
(more)

Synovis Life Technologies
May 26, 2010

About Synovis Life Technologies
     Synovis Life Technologies, Inc., a diversified medical device company based in St. Paul, Minn., develops, manufactures and markets mechanical and biological products used by several surgical specialties to facilitate the repair and reconstruction of soft tissue damaged or destroyed by disease or injury. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and/or facilitate critical surgeries, improve patient outcomes and reduce healthcare costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of the direct sales force to grow revenues, the impact of increased competition in various markets Synovis serves, the ability to re-establish the newly acquired Orthopedic and Wound products in the marketplace, outcomes of clinical and marketing studies as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, any operational or financial impact from the current global economic downturn, the impact of recently enacted healthcare reform legislation, as well as other factors found in the Company’s filings with the SEC, such as the “Risk Factors” section in Item 1A of the Annual Report on Form 10-K for the fiscal year ended October 31, 2009.
(more)

Synovis Life Technologies
May 26, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Income Statements (unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2010	2009	2010	2009

Net revenue	$17,600	$14,755	$32,812	$28,169
Cost of revenue	4,738	4,076	9,098	8,049
Gross margin	12,862	10,679	23,714	20,120
Gross margin percentage	73%	72%	72%	71%

Selling, general and administrative expenses	9,858	6,992	18,715	13,339
Research and development expenses	1,126	913	2,201	1,767
Operating expenses	10,984	7,905	20,916	15,106

Operating income	1,878	2,774	2,798	5,014

Interest income	68	237	152	576
Income before provision for income taxes	1,946	3,011	2,950	5,590
Provision for income taxes	701	929	1,062	1,845

Net income	$1,245	$2,082	$1,888	$3,745

Basic earnings per share	$0.11	$0.18	$0.17	$0.32

Diluted earnings per share	$0.11	$0.18	$0.17	$0.32

Weighted average shares outstanding — basic	11,240	11,531	11,226	11,628
Weighted average shares outstanding — diluted	11,436	11,763	11,410	11,866
(more)

Synovis Life Technologies
May 26, 2010

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
As of April 30, 2010 (unaudited) and October 31, 2009
(In thousands, except share and per share data)

	April 30,	October 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$10,846	$15,863
Short-term investments	42,512	38,960
Accounts receivable, net	7,982	6,925
Inventories	9,006	7,724
Deferred income tax asset, net	367	367
Other current assets	1,880	1,755

Total current assets	72,593	71,594

Investments, net	5,957	5,926
Property, plant and equipment, net	3,361	3,719
Goodwill	3,620	3,618
Other intangible assets, net	6,462	6,841
Deferred income tax asset, net	2,282	2,022

Total assets	$94,275	$93,720

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,284	$1,962
Accrued expenses	5,777	5,747

Total current liabilities	7,061	7,709

Total liabilities	7,061	7,709

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding 11,298,157 at April 30, 2010 and 11,398,874 at October 31, 2009	113	114
Additional paid-in capital	62,545	63,132
Accumulated other comprehensive income (loss)	(5)	92
Retained earnings	24,561	22,673

Total shareholders’ equity	87,214	86,011

Total liabilities and shareholders’ equity	$94,275	$93,720

###